Exhibit 10.34

AGREEMENT TO ACQUIRE AND CHARTER

Dated as of December 21, 2001

by and among

GTC CONNECTICUT STATUTORY TRUST,

Shipowner

FLEET CAPITAL CORPORATION,

Owner Participant

GULFCOAST TRANSIT COMPANY,

Seller and Charterer

and

TECO ENERGY, INC.,

Guarantor

Lease Financing of the United States Flag

dry-bulk cargo vessels named

BARBARA KESSEL, Official No. 583310

GAYLE EUSTACE, Official No. 587045

PEGGY PALMER, Official No. 641530

MARY TURNER, Official No. 646730

TABLE OF CONTENTS

		Page

ARTICLE I	DEFINITIONS	2

ARTICLE II	DEMISE CHARTER OF VESSEL; PAYMENT OF LESSOR'S COST	2

ARTICLE III	CONDITIONS TO OBLIGATIONS OF OWNER PARTICIPANT AND SHIPOWNER	3

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	8

ARTICLE V	COVENANTS	13

ARTICLE VI	EXPENSES	21

ARTICLE VII	TRANSFER OF TRUSTEE'S AND OWNER PARTICIPANT'S INTEREST	21

ARTICLE VIII	MISCELLANEOUS	23

SCHEDULE A	Definitions

SCHEDULE 1	Seller's Payment Instructions

SCHEDULE 2	Lessor's Cost

EXHIBIT A-1	Form of Opinion of Sheila M. McDevitt, General Counsel to the Guarantor

EXHIBIT A-2	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, Special New York Counsel to the Obligors

EXHIBIT A-3	Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, Maritime Counsel to the Charterer

EXHIBIT A-4	Form of Opinion of Thompson Coburn LLP, Special Maritime Counsel to the Owner Participant

EXHIBIT A-5	Form of Opinion of Bingham Dana LLP, Special Counsel to the Trust Company

EXHIBIT B	Form of Certificate of Delivery and Acceptance

AGREEMENT TO ACQUIRE AND CHARTER

AGREEMENT TO ACQUIRE AND CHARTER, dated as of December 21, 2001, by and among STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, in its individual capacity only as expressly stated herein and otherwise solely as Trustee of the GTC CONNECTICUT STATUTORY TRUST (the “Shipowner”), FLEET CAPITAL CORPORATION, a Rhode Island corporation (the “Owner Participant”), GULFCOAST TRANSIT COMPANY, a Florida corporation (as seller of the Vessels, the “Seller”; and as demise charterer of the Vessels, the “Charterer”), and TECO ENERGY, INC., a Florida corporation, (the “Guarantor”; the Charterer and the Guarantor being hereinafter sometimes collectively referred to as the “Obligors”).

WHEREAS, capitalized terms used herein are defined as provided in Article I below;

WHEREAS, Seller is the owner of the Vessels;

WHEREAS, to provide for the acquisition and charter of the Vessels by the Trust, as Shipowner, the Owner Participant and the Trust Company have entered into the Trust Agreement;

WHEREAS, Seller proposes to sell and deliver, and the Shipowner proposes to purchase and take delivery of, the Vessels, and concurrently with such purchase and delivery the Shipowner and the Charterer have agreed to execute and deliver a Demise Charter of the Vessels and the Charterer has agreed to accept delivery of the Vessels under the Demise Charter, all subject to, and on the terms and conditions herein and in the other Transaction Documents set forth;

WHEREAS, to induce the Owner Participant to cause the Shipowner to acquire the Vessels from the Seller and charter the Vessels to the Charterer, the Charterer will enter into the Tax Indemnity Agreement, the Charterer will enter into the Assignments, and the Guarantor will enter into the Guarantee, all in favor of the Shipowner for the benefit of the Owner Participant, and the other Transaction Documents will be executed and delivered by the respective parties thereto;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Unless otherwise defined herein and unless the context shall otherwise require, capitalized terms used herein shall have the respective meanings assigned thereto in Schedule A attached to this Agreement and made a part hereof for all purposes hereof (such definitions to be equally applicable to both the singular and the plural forms of the terms defined).

ARTICLE II

DEMISE CHARTER OF VESSEL;

PAYMENT OF LESSOR’S COST

SECTION 2.1. Payment of Lessor’s Cost. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties contained herein or made pursuant hereto, on the Closing Date the Owner Participant will advance funds to the Shipowner to enable the Shipowner to make payments in accordance with Section 2.3 for the Vessels accepted by the Charterer on behalf of the Shipowner as provided in this Agreement in an aggregate amount equal to the sum of the Lessor’s Cost of each Vessel ; provided, however, that the aggregate amount paid by the Shipowner pursuant to this Section 2.1 shall not exceed $45,000,000.00.

SECTION 2.2. Closings. All documents and instruments required to be delivered on the Closing Date pursuant to this Agreement shall be delivered at the offices of Shipman & Goodwin LLP, One American Row, Hartford, CT 06103-2819, special counsel to the Owner Participant, or at such other location as may be determined by counsel for the Owner Participant.

SECTION 2.3. Application of Funds. On the Closing Date, payment of Lessor’s Cost for each Vessel shall be made by the Shipowner by wire transfer of immediately available funds to the account of the Seller specified in Schedule 1.

SECTION 2.4. Agreement to Charter. Subject to the terms and conditions set forth in this Section and in Section 3, the Shipowner agrees to acquire and demise to the Charterer, and the Charterer agrees to charter from the Shipowner, the Vessels, such deliveries and acceptances to be evidenced by the Certificate of Delivery and Acceptance.

SECTION 2.5. Delivery; Inspection and Acceptance. The Shipowner hereby appoints the Charterer as the authorized agent of the Shipowner to inspect and accept delivery of the Vessels from Seller hereunder and under the Demise Charter for all purposes thereof. The Charterer shall cause one or more authorized representatives of the Charterer to inspect each Vessel upon delivery thereof to the Charterer and, if such Vessel is found to be in good order, to accept such Vessel as aforesaid; provided, however, that the Charterer shall not be authorized to accept any Vessel on behalf of the Shipowner unless the conditions precedent set forth in Sections 3.1 and 3.2 shall have been satisfied at or prior to such acceptance. Acceptance by the Charterer of the Vessels in accordance with this Agreement shall, without further act, constitute (a) delivery by the Shipowner to the Charterer of the Vessels under the Demise Charter, and (b) irrevocable acceptance by the Charterer of the Vessels for charter to the Charterer under, and otherwise for all purposes of, the Demise Charter. If any Vessel is found by the Charterer not to be in good order, the Charterer shall not accept any of the Vessels on behalf of the Shipowner under and in accordance with the terms hereof.

SECTION 2.6. Revocation of Authority. If any Event of Default shall have occurred and be continuing, the Shipowner may revoke the appointment and authorization of the Charterer to accept the Vessels by Notice to the Charterer.

SECTION 2.7. Owner Participant Direction. Owner Participant confirms that the making available of the Lessor’s Cost for each of the Vessels in accordance with Section 2.1 constitutes, without further act (unless otherwise instructed by the Owner Participant), authorization and direction by the Owner Participant to the Shipowner to take the actions specified in Section 4.1 of the Trust Agreement.

ARTICLE III

CONDITIONS TO OBLIGATIONS OF

OWNER PARTICIPANT AND SHIPOWNER

SECTION 3.1. Conditions with Respect to Closing Date. It is a condition precedent to the obligation of the Owner Participant to advance funds to enable the Shipowner to acquire the Vessels and to the occurrence of the Closing Date hereunder that all the following conditions shall have been fulfilled to the Owner Participant’s satisfaction on or before the Closing Date:

(a) Due Authorization, etc. All the Transaction Documents to which each of the Obligors is or will be a party shall have been duly authorized by the relevant Obligor. This Agreement, the Demise Charter, the Tax Indemnity Agreement, the Guarantee, the Assignments, and each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date, and an executed counterpart of each shall have been delivered to the Shipowner.

(b) Certain Closing Documents. The Owner Participant shall have received the following, in each case in form and substance satisfactory to it:

(i) a copy of the resolutions of the Board of Directors of the Charterer authorizing the execution, delivery and performance by the Charterer of the Transaction Documents to which it is a party, certified by an appropriate officer of the Charterer on the Closing Date, together with an incumbency certificate as to the individual or individuals executing and delivering such instruments or any other instruments delivered or to be delivered in connection with the transactions contemplated by such Transaction Documents on behalf of the Charterer;

(ii) a copy of the resolutions of the Board of Directors of the Guarantor authorizing the execution, delivery and performance by the Guarantor of the Transaction Documents to which it is a party, certified by the Secretary or an Assistant Secretary of the Guarantor on the Closing Date, together with an incumbency certificate as to the individual or individuals executing and delivering such instruments or any other instruments delivered or to be delivered in connection with the transactions contemplated by such Transaction Documents on behalf of the Guarantor;

(iii) any and all documentation required to be delivered to the Shipowner pursuant to Article 9 of the Demise Charter respecting insurance, including cover notes, certificates of insurance, amendments to policies or entries naming the Shipowner as an additional insured, and, where appropriate, loss payee, evidence of innocent owner’s protection insurance in respect of all insurances required pursuant to said Article 9, and a written report of Charterer’s marine insurance broker with respect to the insurance carried with respect to the Vessels and the operation thereof and stating in effect that such insurance complies in all respects with the requirements of said Article 9, and, if requested by the Owner Participant, as soon as possible after the Closing Date, a copy of all policies evidencing the underlying coverage referred to in said cover notes or in said reports of the Charterer’s brokers;

(iv) certificates evidencing the good standing or legal existence, as applicable, of each Obligor;

(v) certificates of the chief financial officer, in the case of the Guarantor, and the Vice President-Controller, in the case of the Charterer, confirming as of the Closing Date the matters referred to in Section 4.1(c);

(vi) the financial statements referred to in Section 4.1(d) certified by the chief financial officer of the Guarantor and confirming to be true the matters referred to in clause (ii) of Section 4.1(d);

(vii) the litigation letters referred to in Section 4.1(e), if required;

(viii) due evidence of the transfer of title of the Vessels from the Seller to the Shipowner, and of the documentation of the Vessels in the name of the Shipowner for operation in the coastwise trade of the United States, together with a Certificate of Documentation and an Abstract of Title issued by the USCG for each Vessel showing Shipowner to be the registered owner thereof subject to no Liens of record; provided, however, that the Abstracts of Title may be provided promptly after recording of the applicable conveyancing documents and the Certificates of Documentation with respect to the Vessels may be provided to the Owner Participant after the Closing Date, but no later than January 18, 2002, if the letter from the USCG described in subsection (h)(iv) of this Section 3.1 is provided to the Owner Participant on the Closing Date; and

(ix) such other documents and evidence with respect to each Obligor as the Owner Participant may reasonably request in connection with the consummation of the transactions contemplated by the Transaction Documents, and the taking of all corporate proceedings in connection therewith and compliance with the conditions set forth in this Section 3.1.

(c) Consents; Approvals, etc. All approvals and consents of any trustees or holders of any indebtedness or obligations of any Obligor that are required in connection with any transactions contemplated by this Agreement or the Transaction Documents shall have been duly obtained, and copies thereof, in form and substance satisfactory to the Owner Participant, shall have been delivered to the Owner Participant. The execution and delivery of this Agreement and any Transaction Document, the consummation by the Obligors of any of the transactions contemplated hereby and thereby and the compliance by the Obligors with any of the terms and provisions hereof and thereof shall not contravene any law, governmental rule or regulation of the United States or any political subdivision thereof, and no consent or approval of, giving of notice to, registration with, recording or filing of any document with, or taking of any other action in respect of, any such governmental authority or agency shall be required other than those that have been obtained and are in full force and effect on the Closing Date.

(d) Opinions of Counsel to Charterer and Guarantors. The Owner Participant and the Shipowner shall have received opinions from Sheila M. McDevitt, General Counsel to the Guarantor, Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Obligors, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, maritime counsel to the Charterer, Thomspon Coburn LLP, special maritime counsel to Owner Participant, and Bingham Dana LLP, special counsel to the Trust Company, substantially in the respective forms set forth in Exhibits A-1, A-2, A-3, A-4 and A-5 annexed hereto and made a part hereof.

(e) Bill of Sale. There shall have been delivered to the Shipowner in duplicate, in recordable form, a bill of sale for the Vessels signed by the Seller transferring to the Shipowner title to each of the Vessels and warranting to the Shipowner that the Seller had legal title thereto and good and lawful right to sell the same and that as of the Closing Date (immediately prior to the transfer of title to the Shipowner) title thereto was free and clear of all Liens other than Permitted Liens.

(f) Appraisal. The Owner Participant shall have received copies of an opinion of an independent expert appraiser selected by the Owner Participant, satisfactory in form and substance to the Owner Participant, concluding that (i) the estimated economic useful life of each Vessel at the inception of the Demise Charter is equal to at least one hundred twenty-five percent (125%) of the base Term thereof; (ii) the fair market value of each Vessel at the inception of the Demise Charter is not less than Lessor’s Cost of such Vessel; and (iii) at the end of the base Term of the Demise Charter and without giving effect to inflation, each Vessel will have a fair market value of not less than twenty percent (20%) of the fair market value of such Vessel at the inception of the Demise Charter.

(g) Transaction Costs. If the transactions contemplated by this Agreement are consummated, Transaction Costs incurred through the Closing Date and not exceeding in the aggregate 2% of Lessor’s Cost of the Vessels shall be funded by the Owner Participant to Shipowner and shall be paid by Shipowner at the direction of the Owner Participant on the Closing Date (or as soon thereafter as is practicable). In the event the transactions contemplated by this Agreement are not consummated, the Seller shall pay all Transaction Costs, subject to the limitations and qualifications expressly set forth in Section 6.1.

(h) Recordation. (i) The Shipowner shall have completed application for documentation of the Vessels on Form CG-1258 (and such other documents in support of such applications as the Coast Guard may require), the Charterer shall have certified to the Secretary of Transportation as required by 46 U.S.C.A. § 12106(e)(1)(C) that each Vessel is under demise charter to it for a period of at least three (3) years and that it is a “citizen of the United States” for engaging in the coastwise trade under Section 2 of the Shipping Act, (ii) such Demise Charter and any amendments to it shall have been filed as prescribed by 46 U.S.C.A. § 12106(e)(2), (iii) the applicable conveyancing documents shall have been duly filed at the National Vessel Documentation Center of the United States Coast Guard in Falling Waters, West Virginia, and (iv) the Owner Participant shall have received a letter from the USCG to the effect that, notwithstanding the fact that the USCG will be unable to deliver Certificates of Documentation with respect to the Vessels until its computer system is again operational after January 2, 2002, each of the Vessels is deemed documented in the name of the Shipowner with coastwise endorsement as of the Closing Date.

SECTION 3.2. Additional Conditions with Respect to the Closing Date. On the Closing Date the Charterer shall not accept the Vessels on the Shipowner’s behalf or charter the same under the Demise Charter, and the Owner Participant shall not be obligated to advance funds to enable the Shipowner to acquire the Vessels or make any payment with respect thereto, unless all the following conditions shall have been fulfilled on or prior to the Closing Date:

(a) Conveyance of Title, etc. Good and marketable title to the Vessels shall be duly, effectively and validly conveyed and transferred to the Shipowner, free and clear of all Liens other than Permitted Liens.

(b) Compliance with Documents. Each Obligor shall have complied with all the terms of the Transaction Documents required to have been complied with by them on or prior to the Closing Date.

(c) No Change in Applicable Laws. Since the date of execution of this Agreement, no change shall have occurred in applicable laws or in interpretations thereof by regulatory authorities that would make it illegal for the Owner Participant or the Shipowner to acquire or charter the Vessels in accordance with the Transaction Documents.

(d) Changes in Tax Assumptions. Since the date of execution of this Agreement, no change shall have occurred, or shall have been proposed, in applicable tax laws, regulations or interpretations that, in the sole judgment of Owner Participant, would change in a manner adverse to Owner Participant the availability of the tax benefits to Owner Participant assumed at the date of execution hereof.

(e) No Material Adverse Change. Except for matters disclosed publicly, to the Securities and Exchange Commission or to the Owner Participant in writing prior to the execution hereof, nothing shall have occurred subsequent to September 30, 2001, that, either in any case or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect on either of the Obligors.

(f) Compliance with Terms of Agreements. The representations and warranties of each of the Obligors set forth in Article IV of this Agreement and in the other Transaction Documents shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date (except to the extent that they relate to a different time, in which case such representations and warranties shall have been true on and as of such time); and no Event of Default shall have occurred and be continuing or would occur as a result of the acceptance or the charter of the Vessels on the Closing Date.

(g) Certificates of Citizenship. The Trust Company and the Charterer each shall have certified that it is a “citizen of the United States” qualified to engage in the coastwise trade within the meaning of Section 2 of the Shipping Act, and the Owner Participant shall have certified that it is a Maritime Citizen pursuant to clause (ii) of the definition thereof.

(h) Financing Statements. The Charterer shall have delivered to the Shipowner such protective financing statements as shall have been requested by the Owner Participant with respect to the interests of the Shipowner in the Vessels and under the Assignments, duly executed and in proper form for filing.

SECTION 3.3. Closing Date. As of the Closing Date with respect to the Vessels accepted by the Charterer on behalf of the Shipowner as provided in this Agreement, subject to the fulfillment to the satisfaction of Owner Participant of the conditions on the part of Obligors under this Agreement and the other Transaction Documents, the Shipowner shall be unconditionally obligated to make payment of Lessor’s Cost for such Vessels as herein provided.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations and Warranties of the Obligors. Each Obligor makes the following representations and warranties to the Owner Participant and the Shipowner, in each case to the extent any such representation or warranty is applicable to it:

(a) Legal Existence; Corporate or Other Legal Power. Each Obligor is duly incorporated, formed or organized, as the case may be, and existing in the jurisdiction of its incorporation, formation or organization and has duly qualified to do business in each jurisdiction in which such qualification is necessary or where failure to be so qualified would have a material adverse effect on its business, financial condition, operations or properties and/or its ability to perform its obligations under the Transaction Documents. Each Obligor has corporate or other legal power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.

(b) Citizenship. Charterer is a “Citizen of the United States” eligible to engage in the coastwise trade within the meaning of Section 2 of the Shipping Act.

(c) Authority; Binding Obligations. Each of the Transaction Documents has been duly authorized, executed and delivered by the respective Obligor or Obligors party thereto, and each constitutes the legal, valid and binding obligation of each such Obligor enforceable in accordance with its terms, except as enforcement may be affected by the laws of bankruptcy and other laws affecting the rights of creditors generally and by equitable principles. The execution, delivery and performance by each Obligor of this Agreement and the other Transaction Documents to which it is a party do not and will not violate any provision of applicable laws or any provision of the articles or certificate of incorporation or organization, by-laws, operating agreement or other organizational documents of such Obligor, or result in the breach or violation of, or constitute a default or require any consent (other than consents that have heretofore been given and consents with respect to the Demise Charter Assignment which the Charterer has agreed therein to use commercially reasonable efforts to obtain after the Closing Date), under, or result in the creation of any lien, charge or encumbrance upon any property or asset of such Obligor pursuant to, any indenture, loan or credit agreement, mortgage or other agreement or instrument to which such Obligor is a party or by which such Obligor or any of their properties may be bound or affected. Neither of the Obligors is in default under or in breach or violation of (and no event or condition exists which would, with the giving of notice or lapse of time or both, constitute such a default under or breach or violation of) (i) any provision of this Agreement or the other Transaction Documents, or (ii) any indenture, lease, deed of trust, mortgage, bond or other evidence of indebtedness or other agreement or instrument by which the property of either of the Obligors is bound or affected or any law, decree, order, rule or regulation where the continuation of such default, breach or violation would reasonably be expected to have a Material Adverse Effect (except for the matters disclosed in Guarantor’s Current Report filed with the Securities and Exchange Commission on Form 8-K dated December 7, 2001, or to the Owner Participant in writing prior to the Closing Date).

(d) Financial Condition. (i) The audited consolidated balance sheets of the Guarantor and its Subsidiaries as of December 31, 1999 and December 31, 2000, and the related statements of income and retained earnings and changes in financial position for the fiscal year then ended, and the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of September 30, 2001, and the related statements of income and retained earnings and changes in financial position for the nine-month period then ended, heretofore furnished to the Owner Participant, fairly present the financial condition of the Guarantor and its consolidated Subsidiaries as of each such date and the results of operations of the Guarantor and its consolidated Subsidiaries for the period ended on each such date, all in accordance with GAAP throughout the periods involved; and (ii) since September 30, 2001, there has been no change in the business, operations, properties or financial condition of the Guarantor or its Subsidiaries that has had, or would be reasonably expected to have, a Material Adverse Effect (except for matters disclosed publicly, to the Securities and Exchange Commission or to the Owner Participant in writing prior to the execution hereof).

(e) Litigation; Other Proceedings. Except as set forth in letters of the Obligors delivered to the Owner Participant, or otherwise disclosed in writing to the Owner Participant prior to the execution hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of either of the Obligors, threatened against or affecting either of the Obligors or of any of their respective Subsidiaries or any of their respective properties, at law or in equity, before or by any court or administrative or governmental body which relate to any action taken or to be taken by either of the Obligors under this Agreement or the other Transaction Documents (or which otherwise relate to any Transaction Document), or which relate to any of the Vessels or the use or operation thereof, or which in the aggregate would reasonably be expected (after taking into consideration insurance coverage) to have a Material Adverse Effect on either of the Obligors, and, to the knowledge of each Obligor, it is not in default with respect to any order of any court, governmental body or arbitrator relating to any of the Vessels, or if not relating to the Vessels, applicable to it, which default would reasonably be expected to have a Material Adverse Effect on either of the Obligors. For the purposes of this Section, the term “governmental body” includes any Federal, state, municipal or other governmental or intergovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and the term “order” includes any judgment, order, writ, injunction, award, determination, direction, decree or demand.

(f) Encumbrances. The Guarantor and its Subsidiaries have good title to their respective properties as are reflected in the most recent balance sheet referred to in Section 4.1(d) hereof (except (i) as sold or otherwise disposed of in the ordinary course of business, (ii) leased assets that are capitalized on such balance sheet and (iii) assets not in the aggregate forming a material portion of the assets shown on such balance sheet). As of the Closing Date, except pursuant to or as contemplated by the Transaction Documents, there shall be no assignment, pledge, security interest in, or other encumbrance of any of Charterer’s right, title or interest in, to or under, the Demise Charter, or of or with respect to any Vessel or any part of any thereof, to or in favor of any Person, except for Permitted Liens.

(g) Approvals. No authorization, consents, approvals, licenses, filings or registrations by or with any governmental authority or administrative body are required to be obtained by either of the Obligors for or in connection with the execution or delivery of this Agreement or any other Transaction Document or for the performance thereof by the Obligors or the validity and enforceability of any of such agreements and instruments in accordance with their respective terms, except for such authorizations, consents, approvals, licenses, filings or registrations that have been duly obtained, sent, registered, filed or taken, as the case may be.

(h) Investment Company Act. Each of the Obligors is not, and is not directly or indirectly controlled by or acting on behalf of any person that is, an “investment company” within the meaning of the Investment Company Act of 1940.

(i) Title to the Vessels. On the Closing Date (i) all right, title and interest of Seller in and to the Vessels shall have been transferred or assigned to the Shipowner pursuant to, and subject to the terms and conditions of, the Bills of Sale, (ii) the Shipowner will acquire good and marketable title to each Vessel free and clear of all Liens (other than Permitted Liens), and (iii) no filing or recording of any document will then be necessary in order to establish, preserve, protect and perfect the Shipowner’s good and marketable title to the Vessels other than the due documentation of the Vessels in the name of the Shipowner with the USCG. The foregoing representation and warranty as to the absence of Liens as of the Closing Date is qualified by reference to the Todd Shipyards Lien, which has been disclosed to Owner Participant and which shall constitute an exception to such representation and warranty (and to any comparable representation and warranty herein, in the bill of sale with respect to the Vessels or in the Demise Charter relating to the absence of Liens) as such representations and warranties relate to the MARY TURNER, Official No. 646730; provided, however, that (x) Charterer hereby represents and warrants that, after due investigation, Charterer reasonably believes that the Todd Shipyard Lien has, in fact, been discharged and extinguished, whether by payment, operation of law or otherwise, notwithstanding the fact that it has not been release of record, (y) Charterer will use commercially reasonable efforts in an effort to effect the release of the Todd Shipyards Lien of record by December 31, 2002, and (z) Charterer hereby agrees to indemnify and hold harmless each Indemnified Person from and against any claim, demand, loss, liability or expense, including counsel fees and expenses, based on, arising from or relating to the Todd Shipyards Lien or the obligations purported to be secured thereby.

(j) Tax Returns, etc. Each of the Obligors has filed all material income tax returns and all other material tax returns which are required to be filed by it and have paid or made provision for the payment of all material taxes which have become due and payable pursuant to such returns or pursuant to any assessment in respect thereof received by such Obligor or its respective Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings conducted with due diligence, which proceedings do not involve any material risk of the sale, forfeiture or loss (or loss of the use) of the Vessels or any interest therein or any payment of Charter Hire, and for the payment of which adequate reserves have been provided in accordance with GAAP.

(k) Use. The Vessels will not be used during the Charter Period outside of the trading range established by Article 3 of the Demise Charter without the prior written consent of Shipowner, which consent shall not be unreasonably withheld.

(l) No Improvements. At the commencement of the Demise Charter and on the Closing Date, no improvements, modifications or additions to the Vessels are required in order to render the Vessels complete for the intended use by the Charterer as an integrated blue-water dry-bulk tug-barge unit in the case of the BARBARA KESSEL and the GAYLE EUSTACE, and blue-water dry-bulk barges in the case of the PEGGY PALMER and the MARY TURNER.

(m) Vessel Information. All written information supplied by the Seller to the Owner Participant or to any independent appraiser or surveyor furnishing any report or appraisal to the Owner Participant with respect to any Vessel or any part thereof was accurate and complete at the time given in all material respects and, if the Seller later determined that any such information, at the time given, was inaccurate or incomplete in any material respect, the Seller has notified each such party of such material change in any such information so supplied.

(n) Other Charters; Modifications. As of the Closing Date, except as disclosed in writing by Seller to Owner Participant, no Vessel is subject to (i) any Other Charter; (ii) any management agreement, operating agreement or similar agreement relating to crewing or operation of such Vessel; or (iii) any claim for money due and unpaid with respect to any Modification to such Vessel which claim could form the basis for any Lien, other than Permitted Liens.

(o) Brokers. Except for Credit Suisse First Boston, no broker, placement agent, arranger or other third party has been retained or engaged by the Obligors or otherwise has any claim through the Obligors for any broker’s, placement agent’s, arranger’s or similar fee with respect to the sale and leaseback of the Vessels, and the Obligors agree to indemnify and defend the Owner Participant, the Shipowner and the Trust Company from and against any such claim.

(p) Ownership of Charterer. As of the Closing Date, the Charterer is a wholly-owned subsidiary of TECO Transport Corporation; TECO Transport Corporation is a wholly-owned subsidiary of TECO Diversified, Inc.; and TECO Diversified, Inc. is a wholly-owned subsidiary of the Guarantor. Each of TECO Transport Corporation and TECO Diversified, Inc. is a corporation duly incorporated and in good standing in the State of Florida.

SECTION 4.2. Representations and Warranties of Owner Participant. The Owner Participant represents, warrants and covenants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island;

(b) it is a Maritime Citizen pursuant to clause (ii) of the definition thereof;

(c) it has the corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party; and

(d) each of the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action on the part of the Owner Participant, has been duly executed and delivered by the Owner Participant and constitutes the legal, valid and binding obligation of the Owner Participant enforceable against the Owner Participant in accordance with its terms.

(e) the execution and delivery by it of the Transaction Documents to which it is a party do not and will not result in any violation of, conflict with, or default under, any term of any charter instrument, by-law or other material agreement or instrument to which it is a party or by which it or its properties may be bound, or any judgment or order binding upon or affecting it or its properties, or any federal or Rhode Island state law or regulation relating to its investment as Owner Participant; and

(f) neither the execution and delivery by it of the Transaction Documents to which it is party nor the consummation of any of the transactions contemplated thereby requires the consent, authorization, approval or other action by, or notice to or filing, registration or qualification with, any federal or Rhode Island governmental authority or regulatory body pursuant to any federal or Rhode Island law governing its investment as Owner Participant or any Person not already obtained, including any holders of any Indebtedness of Owner Participant.

SECTION 4.3 Representations and Warranties of the Trust Company. The Trust Company, in its individual capacity, represents, warrants and covenants that:

(a) it is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite banking and trust power, authority and legal right to enter into and perform its obligations under the Transaction Documents to which it is a party;

(b) it is a “citizen of the United States” qualified to engage in the coastwise trade within the meaning of Section 2 of the Shipping Act;

(c) it has duly authorized by all necessary corporate action, executed and delivered the Transaction Documents to which it is a party in its individual capacity or as Trustee, as and to the extent specified in such Transaction Documents; and each of the Transaction Documents to which it is a party in its individual capacity constitutes the legal, valid and binding obligation of the Trust Company, enforceable against the Trust Company in accordance with the terms thereof;

(d) the execution and delivery by it, in its individual capacity or as Trustee, as the case may be, of the Transaction Documents to which it is a party do not and will not result in any violation of, conflict with, or default under, any term of any charter instrument, by-law or other material agreement or instrument to which it is a party or by which it or its properties may be bound, or any judgment or order binding upon or affecting it or its properties, or any federal or Connecticut state law or regulation relating to its banking and trust powers; and

(e) other than the filing of a certificate of trust with the Secretary of the State of the State of Connecticut, which filing has been duly effected, neither the execution and delivery by it, in its individual capacity or as Trustee, as the case may be, of the Transaction Documents to which it is party nor the consummation of any of the transactions contemplated thereby requires the consent, authorization, approval or other action by, or notice to or filing, registration or qualification with, any federal, Connecticut governmental authority or regulatory body pursuant to any federal or Connecticut law governing its banking or trust powers.

ARTICLE V

COVENANTS

SECTION 5.1. General. (a) Financing Statements. On or before the Closing Date, the Charterer, as lessee, shall execute protective Uniform Commercial Code financing statements covering the Charterer’s interests in the Vessels and the property covered by the Assignments, and, on or before the Closing Date, the Charterer shall execute and deliver to counsel to the Owner Participant such financing statements in form for filing in the appropriate locations in the State of Florida.

(b) Further Assurances, etc. The Obligors will cause promptly and duly to be taken, executed, acknowledged or delivered all such further acts, conveyances, documents and assurances as the Shipowner may from time to time request in order more effectively to carry out the intent and purposes of any of the Transaction Documents and the transactions contemplated thereby.

(c) Certain Duties of Charterer. The Charterer will take, or cause to be taken, such action with respect to the recording, filing, re-recording and refiling of any financing statements, continuation statements or other instruments as shall be necessary to maintain the interest of the Shipowner in the Vessels and the property covered by the Assignments (subject to the terms thereof), or will furnish to the Shipowner timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable it to take such action.

(d) Obligors to Maintain Corporate or Other Legal Existence. Each Obligor shall at all times maintain its respective corporate or other legal existence except as permitted by subsection (e) below. Except for actions permitted under subsection (e) below, each of the Obligors will do or cause to be done all things necessary to preserve and keep in full force and effect its full corporate or other legal power and authority to carry on its business as presently conducted, to own and hold under lease and operate its properties and assets, and to perform its respective obligations under the Transaction Documents.

(e) Merger, Consolidation, Assignment, Transfer, Change of Control, Line of Business, etc.

(i) Neither Obligor may merge or consolidate with any Person or convey, transfer or lease substantially all of its assets to any Person without the prior written consent of the Shipowner, except so long as no Event of Default has occurred and is continuing:

(A) the Guarantor may merge or consolidate with or into any of its wholly-owned subsidiaries; provided in each instance that the Guarantor is the surviving entity;

(B) the Guarantor may merge or consolidate with or into another Person provided that (i) the surviving corporation or entity, if not Guarantor, shall have executed and delivered to each of the other parties hereto an agreement in form and substance reasonably satisfactory to the Owner Participant containing an assumption by the surviving corporation of the due and punctual performance and observance of each covenant and condition of the Transaction Documents to be performed and observed by the Guarantor, and (ii) the surviving corporation or entity has a Tangible Net Worth, after giving effect to such merger or consolidation, not less than the Tangible Net Worth of the Guarantor prior to such merger or consolidation.

(C) The Charterer may merge or consolidate with or into any other subsidiary that is wholly-owned, either directly or indirectly, by the Guarantor.

(D) The Charterer may convey or transfer substantially all of its assets, including all of the Charterer’s rights and interests in the Vessels and under the Transaction Documents, to a Person which (i) is a solvent corporation duly organized under the laws of a jurisdiction in the United States, (ii) has the corporate authority to enter into and carry out the transactions contemplated by the Transaction Documents to which the Charterer is a party, and (iii) expressly assumes the obligations of the Charterer with respect to the Vessels and under the Transaction Documents pursuant to an agreement reasonably satisfactory to the Owner Participant.

(ii) Any Person formed by the consolidation of the Charterer, or into which Charterer is merged, or which acquires substantially all of the assets of the Charterer, including the Charterer’s rights and interests in the Vessels and under the Transaction Documents, shall be “citizen of the United States” eligible to engage in the coastwise trade within the meaning of Section 2 of the Shipping Act.

(iii) No such merger, consolidation or conveyance or transfer of assets by the Charterer shall release or otherwise limit or impair any obligation of the Guarantor under the Guarantee.

(iv) Nothing contained herein shall permit any charter, subcharter or other arrangement for the use, operation or possession of the Vessels except in compliance with the applicable provisions of the Demise Charter.

(v) Without the prior written consent of the Owner Participant, there shall be no sale, assignment or other transfer by either Obligor, for purposes of security or otherwise, of any of the Transaction Documents or of any right, title and interest in, to or under any of the Transaction Documents, except pursuant to the express provisions of the Transaction Documents.

SECTION 5.2. Certain Tax Assumptions; Inconsistent Actions; Records. The Transaction Documents are being entered into on the assumption that the Demise Charter is a “true lease” and not a conditional sale or other agreement intended as security and that Shipowner and not the Charterer will be treated as the owner of the Vessels for Federal income tax purposes. The Charterer agrees that neither it nor any Affiliate will at any time take any action for Federal income tax purposes or file any returns or other documents in connection therewith inconsistent with the assumptions set forth in this Section 5.2.

SECTION 5.3. Financial Statements. (a) As soon as available, and in any event within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year, the Guarantor shall furnish to the Owner Participant copies of its unaudited consolidated balance sheet and its consolidated Subsidiaries as of the end of such accounting period and copies of the related statements of income and retained earnings and changes in financial position for the portion of its fiscal year ended with the last day of such quarterly accounting period and for such period, all in reasonable detail, certified by its controller or other accounting officer and stating in comparative form the figures for the corresponding date and periods in the previous fiscal year.

(b) As soon as available after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, the Guarantor shall furnish to the Owner Participant copies of its audited financial statements and its consolidated Subsidiaries in comparative form certified as fairly presented by a nationally recognized firm of independent certified public accountants, together with a certificate signed by its President, any Vice President, the Treasurer or other accounting officer, stating that he or she has reviewed the activities during such year and that to the best of his or her knowledge each Obligor during such year has kept, observed, performed and fulfilled each and every covenant, obligation and condition contained in this Agreement or any other of the Transaction Documents, that no Event of Default shall have existed during such year and that no Event of Default exists or if such a Default or Event of Default shall have so existed or shall exist specifying the nature and status thereof.

(c) If at any time the Charterer ceases to be a consolidated Subsidiary of Guarantor for financial reporting purposes, Charterer shall thereafter provide to Owner Participant its quarterly and annual financial statements at the times and pursuant to the same reporting requirements as are set forth with respect to the Guarantor in subsections (a) and (b) above.

(d) Each Obligor shall furnish to the Owner Participant:

(i) promptly after learning of the occurrence of any Event of Default, telex, telecopy, cable or other written notice thereof;

(ii) promptly after the sending or filing thereof, at any time when the stock of such Obligor shall be publicly traded, copies of all reports which such Obligor sends to any of its security holders, and copies of all reports and registration statements which such Obligor files with the Securities and Exchange Commission or any national securities exchange; and

(iii) forthwith upon the request of the Owner Participant, such other information respecting the financial condition and operations of such Obligor as the Owner Participant may from time to time reasonably request.

(e) Notwithstanding the foregoing, financial statements, reports or registration statements required to be furnished to Owner Participant pursuant to this Section 5.3 shall be deemed furnished when made available by Guarantor to Owner Participant by electronic notification and transmission over the internet or when posted electronically on a Web site designated by the Guarantor to which Owner Participant has access, provided that the Guarantor or the Charterer, as the case may be, shall, upon specific written request of the Owner Participant, promptly provide to Owner Participant a written copy of any such financial statement, report or registration statement.

SECTION 5.4. Inspection. The Charterer will permit any authorized representative designated by the Owner Participant upon reasonable prior notice to visit it and to discuss its financial affairs, finances and accounts with its officers and its auditors, and to inspect its books and records and make copies of the same or any other documents relevant to the Vessels or the Transaction Documents, or to inspect any of the Vessels if they are then in port, all at such reasonable times during normal business hours and as often as may be reasonably requested and all at the expense of the Person requesting the same but without interfering with the normal operation of the Vessels or disrupting the business operations of the Charterer; provided, however, (i) that such inspection shall be at the expense of the Charterer to the extent that such inspection is undertaken as a result of an Event of Default and the costs and expenses thereof are payable by the Charterer pursuant to Article 15 of the Demise Charter, (ii) that any such visit or inspection shall be limited to the Vessels and matters related to compliance with or performance of the terms and conditions of the Transaction Documents and shall not extend to unrelated parts of the Charterer’s business, (iii) that any such visit or inspection shall be subject to applicable laws and regulations governing the operation of the Vessels, and (iv) the Charterer shall not be liable to the Owner Participant or its employees, representatives and agents, and Owner Participant shall release Charterer from any and all liability to Owner Participant for any personal injury to any employee, representative or agent of Owner Participant suffered in connection with any such visit or inspection. No party hereto shall have any duty to make any such examination or inspection or shall incur any liability by reason of not making the same.

SECTION 5.5. Shipowner’s Liens. The Trust Company, the Shipowner and the Owner Participant, each severally and not jointly, agrees that it shall not, directly or indirectly, create, incur, assume or suffer to exist and, at its own cost and expense, shall promptly take such action as may be necessary duly to discharge, any Shipowner’s Liens on or in respect of the Vessels in each case attributable to it; provided, however, that Trust Company, the Shipowner and the Owner Participant may contest any such Shipowner’s Lien in good faith by appropriate proceedings diligently conducted where such proceedings do not involve a material risk of the sale, forfeiture or loss of any Vessel or which interfere with the use and possession of any Vessel by the Charterer, or, if such proceedings do involve such material danger or such material interference, where such Shipowner’s Lien has been bonded to the reasonable satisfaction of the Charterer and, if such Lien is not a result of a Shipowner’s Lien attributable to the Owner Participant, to the reasonable satisfaction of the Owner Participant.

SECTION 5.6. Citizenship. (a) The Owner Participant covenants and agrees that if (i) it shall cease to be a Maritime Citizen or it shall obtain knowledge of events or circumstances that would be likely to result in a cessation of its status as a Maritime Citizen, and (ii) the Vessels shall or would therefore become ineligible for documentation in the name of the Shipowner under United States flag or ineligible for use by the Charterer in the United States coastwise trade, then the Owner Participant shall, forthwith upon obtaining knowledge of such cessation of its status as a Maritime Citizen, or, in the event Owner Participant shall obtain knowledge of events or circumstances that would be likely to result in such cessation, at least forty-five (45) days before such cessation or as soon thereafter as Owner Participant obtains knowledge of such events or circumstances if such knowledge is obtained later than forty-five (45) days before such cessation, notify Charterer thereof. In the event that Owner Participant ceases to be a Maritime Citizen (or notifies Charterer that it has obtained knowledge of events or circumstances that would be likely to result in a cessation of its status as a Maritime Citizen), and Charterer does not exercise its option set forth in Article 10(h) of the Demise Charter by the expiration of the sixty (60) day period referred to therein, or if prior to the end of such sixty (60) day period Charterer notifies Owner Participant in writing that it does not intend to exercise such option, and the Owner Participant is then required to do so by law or by the USCG or other authority having jurisdiction, or if the Vessels would otherwise not be entitled to continue to be documented under the laws of the United States or eligible for the coastwise trade, then Owner Participant shall forthwith transfer its beneficial interest in the Trust (or such portion thereof as may be necessary in the circumstances) to a purchaser or other transferee (which may be an Affiliate of Owner Participant) in accordance with Section 7.2 and cause such purchaser or transferee to be substituted (fully or partially, as the case may be) for Owner Participant hereunder and under the Trust Agreement. For purposes of this Section 5.6, “knowledge” of the Owner Participant shall mean actual knowledge of a Responsible Officer thereof. Other than the undertakings and obligations of the Owner Participant in this Section 5.6, neither Owner Participant nor Shipowner shall have any obligation under any circumstances whatsoever to any of the Obligors or any other Person by reason of the cessation of the status of the Owner Participant as a Maritime Citizen, and no such cessation shall in any way diminish or adversely affect the obligations of any Obligor under any provision of this Agreement or any of the other Transaction Documents.

(b) The Charterer covenants and agrees that if (i) it shall cease to be a “citizen of the United States” qualified to engage in the United States coastwise trade within the meaning of Section 2 of the Shipping Act, and (ii) the Vessels shall or would therefore become ineligible for documentation in the name of the Shipowner under United States flag or ineligible for use by Charterer in the United States coastwise trade, then the Charterer shall (at its own expense and without any reimbursement or indemnification from any Person) promptly take such action as may be necessary to prevent any loss of documentation or to maintain the United States documentation of the Vessels for use by the Charterer in the United States coastwise trade, and the Charterer shall furnish to the Trustee and the Owner Participant an opinion of counsel addressed to and in form and substance satisfactory to such Persons, stating that all actions required to be taken to prevent such loss of documentation or to maintain such documentation have been duly taken. Each party hereto agrees, upon the request and at the sole expense of the Charterer, to cooperate with the Charterer in complying with its obligations under the provisions of this Section 5.6(b).

(c) The Trust Company covenants and agrees that if (i) the Trust Company shall have reason to believe that it shall cease to be, or shall cease to be, a Maritime Citizen, and (ii) the Vessels shall or would therefore become ineligible for documentation in the name of the Shipowner under United States flag or ineligible for use by Charterer in the United States coastwise trade, then it shall (at its own expense and without any reimbursement or indemnification form any Person) promptly resign as Trustee under the Trust Agreement, effective upon the appointment of a successor trustee thereunder, which shall be a Maritime Citizen.

SECTION 5.7. Transaction Events of Default. The following shall constitute “Transaction Events of Default” for purposes of the Demise Charter:

(a) any material representation or warranty made by or on behalf of the Guarantor in any of the Transaction Documents shall prove to be inaccurate in any material respect when made, and, if the same is susceptible to cure in a manner that is not prejudicial to any right or interest of Shipowner, Owner Participant or the Trust Company, the Guarantor fails to effect such cure within thirty (30) days after it receives written notice thereof, or such longer period (not to exceed one hundred twenty (120) days from the date of such notice) during which the Guarantor is making diligent efforts to cure the same; or

(b) the Guarantor (i) shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it under any of the Transaction Documents and such failure continues for thirty (30) days after receipt by it of written notice thereof from Shipowner or Owner Participant, or such longer period (not to exceed one hundred twenty (120) days from the date of such notice) during which the Guarantor is making diligent efforts to cure the same, or (ii) shall be in default pursuant to the terms of any of the Transaction Documents after the giving of notice and the passage of any grace period, if any, provided therein with respect to such default; or

(c) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Guarantor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under the Federal Bankruptcy Code or any other applicable Federal, State or foreign law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Guarantor or of any substantial part of its property, or ordering the winding-up or liquidation of the affairs of the Guarantor, and the continuance of such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or an involuntary petition shall have been filed against the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under the Federal Bankruptcy Code or any other applicable Federal, State or foreign law and such petition shall not have been withdrawn, dismissed or stayed within ninety (90) days of filing; or

(d) the institution by the Guarantor of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Guarantor to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Guarantor of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable Federal, State or foreign law, or the consent by the Guarantor to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Guarantor or of any substantial part of its property, or the making by the Guarantor of an assignment for the benefit of creditors, or the admission by the Guarantor in writing of an inability to pay debts generally as they become due, or the taking of corporate action by the Guarantor in furtherance of any such action; or

(e) the Guarantor, or any Affiliate of any thereof, shall default (after the expiration of any applicable period of grace with respect thereto) in the payment of any Indebtedness in excess of $10,000,000.00 or in the payment of any Indebtedness due to the Owner Participant or any of its Affiliates or, to the extent not covered in any other subsection of this Section 5.7, shall default in the performance of any other material obligation to, or observance of any material covenant for the benefit of, the Owner Participant or any of its Affiliates which results in the acceleration of the Indebtedness due under any loan, note, indenture, security agreement, lease, guarantee, title retention or conditional sales agreement or other instrument or agreement evidencing such indebtedness or obligation.

SECTION 5.8. Liabilities of the Owner Participant, Shipowner and Trust Company. Neither the Owner Participant nor the Shipowner shall have any obligation or duty to the Obligors or to any other Person with respect to the transactions contemplated hereby except those obligations or duties specifically set forth in the Transaction Documents. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall the Owner Participant as such be liable to the Obligors or any other Person for any action or inaction on the part of the Trust Company in connection with the Trust Agreement, this Agreement, or the administration of the Trust Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Trust Company unless such action or inaction constituting such willful misconduct or gross negligence was at the direction of the Owner Participant. No recourse shall be had against Trust Company (or any successor thereto) with respect to the duties and obligations specifically set forth in the Transaction Documents or for any amounts payable hereunder or under the Transaction Documents, or any other document, agreement or instrument relating to the transactions contemplated by any of the aforementioned documents, or for any claim based hereon or thereon or otherwise in respect hereof or thereof; provided, however, that (i) nothing herein shall prevent recourse to and the enforcement against Trust Company for performance of agreements made in its individual capacity and set forth in any Transaction Document to which it is a party or for its own gross negligence (or negligence in the case of handling of money) or willful misconduct or for injuries resulting from the inaccuracy of any representation or warranty made by it in its individual capacity herein, and (ii) upon Charterer’s exercise of the purchase option set forth in Article 10(a), Article 10(h) or Article 16(h) of the Demise Charter, the Owner Participant (or if there is then more than one Owner Participant, each Owner Participant) shall cause Shipowner to transfer title to the Vessels to the Charterer including, without limitation, Shipowner’s execution and delivery to Charterer or Charterer’s Legally Eligible Designee of a bill of sale for each Vessel, in recordable form and, in connection with and at the time of delivery of such bills of sale, Shipowner’s execution and delivery to Charterer or its Legally Eligible Designee of such appropriate instruments of assignment or reassignment (without recourse or warranty) of Shipowner’s rights, title and interests under the Assignments as may be reasonably requested by Charterer.

ARTICLE VI

EXPENSES

SECTION 6.1. Transaction Costs; Amendments; Waivers; etc. The Charterer will pay on demand (a) all reasonable, out-of-pocket costs and expenses incurred in connection with the negotiations, preparation and entering into of the Transactions Documents, (b) the reasonable fees and expenses of the Trust Company, (c) all placement, arrangement or similar fees due Credit Suisse First Boston with respect to the sale and leaseback financing of the Vessels as set forth in the engagement letter dated December 6, 2001, and (d) all reasonable, out-of-pocket costs and expenses incurred in connection with the entering into or the giving or withholding of any future amendments, supplements, waivers or consents with respect to the Transaction Documents requested by the Charterer or the Guarantor (herein together called “Transaction Costs”); subject, however, to the obligation of Owner Participant to fund certain initial Transaction Costs as part of Lessor’s Cost pursuant to Section 3.1(g) hereof. Transaction Costs shall include the reasonable fees and disbursements of Shipman & Goodwin LLP, special counsel to the Owner Participant (not to exceed $50,000), Thompson Coburn LLP, special maritime counsel to the Owner Participant, and Bingham Dana LLP, counsel to the Trust Company.

ARTICLE VII

TRANSFER OF TRUSTEE’S AND OWNER

PARTICIPANT’S INTEREST

SECTION 7.1. Transfer of Trustee’s Interest. The Trustee shall have the right to assign, convey, or otherwise transfer any of Trustee’s right, title and interest in and to this Agreement, any other Transaction Document or the Vessels without the prior consent of either Obligor to any successor as Trustee under the Trust Agreement, provided only that no such assignment, conveyance or transfer shall be made in violation of applicable law or adversely affect the right to operate the Vessels under U.S. flag in the coastwise trade of the United States and provided that any institution acting as successor trustee agrees to assume all obligations, liabilities, warranties and representations and covenants made herein or in any of the other Transaction Documents by the Trust Company.

SECTION 7.2. Transfer of Owner Participant’s Interest. Unless an Event of Default shall have occurred and be continuing (in which case no transfer restrictions shall apply), no Owner Participant shall transfer all or any portion of its right, title or interest in and to the Trust, the Trust Estate or the Transaction Documents during the Charter Period unless: (a) the transferee shall be (i) a Person having a Tangible Net Worth, calculated in accordance with GAAP, in excess of $75,000,000 and (ii) any other Person if the obligations of such Person under the Transaction Documents are guaranteed by a Person that has a tangible net worth, calculated in accordance with GAAP, in excess of $75,000,000; (b) the transferee enters into a transfer agreement, copies of which are provided to the Trustee, the Charterer, the Guarantors and any Owner Participant, which shall state the conditions that (i) the transferee has the requisite legal power and authority to enter into and carry out the transactions contemplated by the Transaction Documents, (ii) the transferee makes representations and warranties comparable to those set forth in Section 4.2, and (iii) the Charterer and Guarantor shall have received an opinion of transferee’s counsel with respect to the foregoing matters in a form reasonably satisfactory to Charterer and Guarantor; (c) the transferee is a Maritime Citizen; (d) such transfer complies in all respects with, and does not violate any, applicable law; (e) the transferring or transferee Owner Participant shall pay all reasonable documented fees, expenses and charges of the Owner Participant, the Charterer and the Trustee (including, without limitation, reasonable documented legal fees and expenses of special counsel); and (f) such transferee is a bank, bank affiliate, finance or leasing company or other financial institution not engaged in the operation of a business in direct competition with Charterer (except that such restriction shall not apply to any proposed transferee simply because such transferee, as part of its normal financing or investment activities, makes loans or provides lease financing to, or invests in, companies that may compete with Charterer). No such transfer of Owner Participant’s interest shall result in their being more than three (3) Owner Participants at any one time and after given effect to any such transfer each Owner Participant shall hold an interest equal to its pro rata share of Lessor’s Cost of each Vessel.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. (a) Notices. Except as otherwise provided herein, any notices or other communications required or permitted under the terms and provisions hereof shall be in writing and shall become effective when delivered by hand or received by telex or telecopier or registered first-class mail, postage prepaid, addressed as follows:

To Shipowner:

GTC CONNECTICUT STATUTORY TRUST

c/o State Street Bank and Trust Company of Connecticut,

National Association, as Trustee

Goodwin Square

225 Asylum Street

Hartford, Connecticut 06103

Attention: Corporate Trust Department

Telecopy: (860) 244-1889

with a copy to:

FLEET CAPITAL CORPORATION

Fleet Capital Leasing

One Financial Plaza

2nd Floor

Providence, Rhode Island 02903

Attention: Senior Credit Officer

Telecopy: (401) 278-8022

To Charterer:

GULFCOAST TRANSIT COMPANY

702 North Franklin Street

Tampa, Florida 33602

Attention: Secretary

Telecopy: (813) 228-1328

with a copy to:

TECO ENERGY, INC.

702 North Franklin Street

Tampa, Florida 33602

Attention: General Counsel

Telecopy: (813) 228-4811

To the Guarantor:

TECO ENERGY, INC.

702 North Franklin Street

Tampa, Florida 33602

Attention: Corporate Secretary

Telecopy: (813) 228-1328

with a copy to:

Attention: General Counsel

Telecopy: (813) 228-4811

or such other address as any of the foregoing Persons shall from time to time designate in writing to the other parties hereto.

(b) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the internal laws of the State of New York, except where federal maritime law otherwise governs.

(c) Amendment. The terms of this Agreement shall not be altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by the party against which such alteration, modification, amendment, supplement or termination is sought.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(e) Headings. Section headings and the Table of Contents are for convenience only and shall not be construed as part of this Agreement.

(f) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

(g) Severability. If any term or provision hereof or the application thereof to any circumstances shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent such invalidity or unenforceability without invalidating or rendering unenforceable such term or provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable. To the extent permitted by applicable laws, the parties hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

(h) Survival of Representations and Warranties. All representations, warranties, covenants and agreements of any Person made herein and in certificates delivered pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement regardless of any investigation or inspection made by or on behalf of the Shipowner and the acceptance hereunder of the Vessels on behalf of the Shipowner, and shall continue in full force and effect until all the obligations of the Charterer under the Demise Charter shall be fully performed in accordance with the terms thereof.

(i) Non-Recourse to the Trust Company. It is understood and agreed that the Trust Company is entering into this Agreement solely in its capacity as Trustee under the Trust Agreement and that all of the representations, warranties, undertakings and agreements by and for the purpose of binding the Shipowner are not the responsibility of the Trust Company individually but are intended solely for the purpose of binding the Trust and that the Trust Company shall not be liable or accountable in its individual capacity in any circumstances whatsoever except as otherwise expressly provided in this Agreement or in the Trust Agreement. It is further agreed that all Persons having any claims against the Shipowner as a result of transactions contemplated by any Transaction Document shall look solely to the Trust Estate for satisfaction thereof, except as provided in the first sentence of this subparagraph. It is also understood and agreed that, absent written instructions from the Owner Participant pursuant to the Trust Agreement, the Shipowner shall not be under any obligation to exercise any of the permissive rights or powers granted to it under this Agreement or any of the other Transaction Documents.

[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY, in its individual capacity only as expressly stated herein and otherwise solely as Trustee of the GTC CONNECTICUT STATUTORY TRUST, Shipowner

By:
Name:
Title:

FLEET CAPITAL CORPORATION, Owner Participant

By:
Name:
Title:

GULFCOAST TRANSIT COMPANY, Charterer

By:
Name:
Title:

TECO ENERGY, INC., Guarantor

By:
Name:
Title:

SCHEDULE A

Definitions

“ABS” shall mean the American Bureau of Shipping or any successor organization.

“Adjustment Factor” shall mean the percentage adjustment calculated, upward or downward, by multiplying the Adjustment Factor Percentage for each one basis point (.01%) corresponding change in the Relevant Treasury Rate from the Reference Rate.

“Adjustment Factor Percentage” shall mean the number 0.003272 expressed as a percentage.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with another Person. For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement” shall mean that certain Agreement to Acquire and Charter dated as of December 21, 2001 by and among Shipowner, Owner Participant, the Seller, Charterer and the Guarantor, providing, among other things, for the agreement of Shipowner to purchase the Vessels from the Seller and of Charterer concurrently therewith to enter into the Demise Charter and to accept delivery of the Vessels from Shipowner under the Demise Charter.

“Appraisal Procedure” means the procedure specified in the succeeding sentences for determining an amount or value hereunder. The parties shall consult for the purpose of determining such amount or value by mutual agreement. In the absence of such agreement after thirty (30) days, either party may give written notice to the other requesting determination of such amount or value by appraisal and in such event the parties shall consult for the purpose of appointing a mutually acceptable qualified independent appraiser (which shall include the Appraiser). If the parties are unable to agree on an appraiser within twenty (20) days of the giving of such notice, such amount or value shall be determined by each of two independent appraisers, one of whom shall be selected by Charterer and the other of whom shall be selected by Shipowner, on or before the twenty-first (21st) day following the giving of such notice. If the determination made by the appraiser reaching the greater value does not exceed the lower value by more than ten percent of the lower value, the two values shall be averaged and such determination shall constitute the determination of the appraisers. If such excess shall be greater than ten percent of the lower value, a third appraiser shall be selected by the two appraisers or by the Society of Maritime Arbitrators, Inc., if the other two are unable to agree upon a third appraiser within ten days. The third appraiser shall make his determination within fifteen (15) days of his appointment. Of the three appraisals, the determination of the appraiser which differs most from the other two appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute the determination of the appraisers.

“Appraiser” shall mean ABS Consulting Ltd.

“Assignments” shall mean the Demise Charter Assignment and the Insurances Assignment.

“Base Rental Factor” shall mean the percentage set forth in the column entitled “Total Base Rental Factor” in Schedule C to the Demise Charter for the relevant Basic Hire Payment Date.

“Basic Hire” with respect to any Vessel shall mean payments of charter hire under the Demise Charter payable on each Basic Hire Payment Date, each in an amount equal to Lessor’s Cost of such Vessel multiplied by the Base Rental Factor applicable to such Basic Hire Payment Date; provided, however, that (i) if Charterer does not exercise the early termination option with respect to the Vessels pursuant to Article 10(a) of the Demise Charter, Basic Hire shall then be reset as provided in Article 10(b) of the Demise Charter to an amount equal to Lessor’s Cost multiplied by the Remaining Rental Factor, and (ii) if Charterer exercises its option to renew in Article 16 of the Demise Charter, Basic Hire for such renewal term shall be determined in accordance with Article 16.

“Basic Hire Payment Date” shall mean each Basic Hire Payment Date set forth in Schedule C to the Demise Charter; provided, however, that if a Basic Hire Payment Date is not a Business Day, the Basic Hire payable by Charterer on such Basic Hire Payment Date shall be made at the opening of business on the next following Business Day.

“Business Day” shall mean a day which is not a Saturday, Sunday, or other day on which banking institutions doing business in Providence, Rhode Island, New York, New York or Tampa, Florida, are authorized or obligated by law or required by executive order to remain closed.

“Certificate of Delivery And Acceptance” shall mean that certain Certificate substantially in the form of Exhibit B to the Agreement whereby (i) Charterer accepts delivery of the Vessels from Seller on behalf of Shipowner under the Agreement, and (ii) Charterer irrevocably and unconditionally accepts delivery of the Vessels under the Demise Charter.

“Charter Hire” shall mean Basic Hire and Supplemental Hire.

“Charter Period” shall mean the Term plus a period of time, if any, reasonably required to effect Redelivery (including the time necessary to remove any Severable Modifications to which Charterer has title pursuant to Article 6(c)(i)); provided, however, that the Charter Period shall not exceed the Term by more than fifteen (15) days, absent force majeure.

“Charterer” shall mean Gulfcoast Transit Company, a Florida corporation, together with its permitted successors and assigns under the Demise Charter.

“Classification Society” shall mean the recognized classification society which at any time is designated for purposes of surveying the Vessels and is acceptable to Shipowner, and may include ABS and DNV, provided such classification society is at the time a member of the International Association of Classification Societies and approved by the USCG.

“Closing Date” shall mean the date and time on which concurrently (i) Seller delivered the Vessels to Shipowner under the Agreement at the direction of Charterer, and (ii) Shipowner shall have delivered and Charterer shall have accepted the Vessels pursuant to Article 2 of the Demise Charter, which in no event shall occur later than 5:00 p.m. EST on December 31, 2001.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consolidated or consolidated” shall mean with reference to any term defined herein, shall mean that term as applied to the accounts of any Person and its Subsidiaries, consolidated in accordance with GAAP.

“Crew’s Wages” shall mean crew’s wages, including the wages of the master, to the extent provided by Public Law 90-293, approved April 25, 1968.

“Default Interest Rate” shall mean a variable interest rate equal to the Prime Rate plus two percent (2%) per annum.

“Delivery” shall mean the delivery of the Vessels by Shipowner to Charterer under the Demise Charter on the Closing Date, which shall be concurrent as to time and place with delivery of the Vessels from Seller to Shipowner under the Agreement.

“Demise Charter” shall mean the Demise Charter between Shipowner and Charterer, providing for the demise charter by Charterer from Shipowner of the Vessels, as originally executed or as modified, amended or supplemented in accordance with the applicable provisions thereof.

“Demise Charter Assignment” means the General Assignment of Freights, Charters and Hires from Charterer to Shipowner.

“Designated Taxes” shall have the meaning set forth in Article 2 of the Guarantee.

“DNV” shall mean Det Norske Veritas or any successor organization.

“Documentation Citizen” shall mean a corporation established under the laws of the United States or of a State thereof, whose president or other chief executive officer, by whatever title, and chairman of its board of directors are citizens of the United States, as well as any officers authorized to act in their absence or disability, and no more of its directors are non-citizens than a minority of the number necessary to constitute a quorum.

“Dollars” shall mean any coin or currency which at the time of payment is legal tender for the payment of public and private debts in the United States, and shall be represented by the sign “$”.

“Early Purchase Amount” shall mean 83.61988618% of Lessor’s Cost.

“Early Termination Date” means January 2, 2007.

“Environmental Claim” means any administrative, regulatory or judicial suit, proceeding, action, judgment, notice of violation, claim, demand, abatement order, direction, investigation, litigation or any other proceeding by any governmental authority or any other Person, based on any Environmental Law or any violation thereof, for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to environmental or natural resources, reimbursement of environmental cleanup costs, nuisance, pollution, contamination, fines, penalties, restrictions, attorneys’ fees, health effects, monitoring or any other adverse effects on the environment.

“Environmental Law” means any applicable foreign, federal, state or local statute, law (including common law), ordinance, rule, regulation, order (whether voluntary or not) relating to the environment, natural resources, or human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act, also known as the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and any analogous state or local law, as such laws have been or will be amended or supplemented now or in the future, and expressly including any additional law (including common law), ordinance, rule, or regulation relating to the environment, natural resources, or human health and safety which may be enacted, pronounced or promulgated in the future.

“Environmental Lien” shall have the meaning set forth in Article 18(a) of the Demise Charter.

“Event of Default” shall mean any of the Events of Defaults specified in Article 15(a) of the Demise Charter.

“Event of Loss” shall mean any of the following events occurring during the Charter Period: (i) the actual or constructive total loss of any Vessel, which shall include damages to an extent determined in good faith by Charterer, and accepted by such Vessel’s underwriter, to make repairs uneconomical or to render such Vessel unfit for normal use or the compromised or agreed total loss (as determined in accordance with such Vessel’s Policies of

Insurance) of such Vessel during the Charter Period (even though Charterer shall have been deprived of, or limited in, the use of such Vessel in any respect at the time of such loss by reason of any act or omission of Shipowner), (ii) the requisition of the title to or other compulsory acquisition of any of the Vessels otherwise than by a requisition for use of the Vessels as described in Article 12 of the Demise Charter, or the capture, seizure, arrest (other than by reason of a claim, the failure of Charterer to discharge which, would constitute an Event of Default under the Demise Charter), detention by the operation of political or executive act or confiscation of any Vessel by any government or Persons acting or purporting to act on behalf of any government unless such Vessel be released and restored to Shipowner or Charterer, as the case may be, from such requisition, capture, seizure, arrest, detention or confiscation within ninety (90) days after the occurrence thereof, or (iii) the imposition, by governmental action, change in applicable law or change in the applicable requirements of the USCG or the Classification Society, of the obligation to make Modifications to a Vessel that (A) cost more than $1,000,000, and (B) in the reasonable good faith judgment of Charterer would be uneconomical solely as a consequence of the age and type of the Vessel; provided that Charterer as a result of such determination of economic obsolescence ceases operation of such Vessel and sells such Vessel for scrap or otherwise (in an arm’s length transaction to a non-Affiliate of Charterer). An Event of Loss shall be deemed to have occurred (w) in the event of an actual total loss of any of the Vessels, on the date of such loss; (x) in the event of a constructive total loss; (y) in the case of a compromised or agreed total loss, on the date agreed upon by underwriter; or on such ninetieth (90th) day in the case of such a requisition, capture, seizure, arrest, detention or confiscation; or (z) upon the date of sale in the case of economic obsolescence under clause (iii) above.

“Excluded Cargoes” with respect to any Vessel shall mean cargoes that are (i) Hazardous Materials, and (ii) either (A) are excluded from or would invalidate applicable insurance carried, or required by the Demise Charter to be carried, with respect to such Vessel and its operations, (B) are not permitted by such Vessel’s certificate of inspection, or (C) are liquid cargoes (including, but not limited to, petroleum, petroleum products and chemicals).

“Fair Market Bareboat Charter Value” and “Fair Market Sales Value” shall mean, respectively, the fair market value which would be realized by the owner of the Vessels for a bareboat charter or upon a sale of the Vessels, determined by the Appraisal Procedure. For purposes of this Demise Charter, fair market value shall be determined on the basis of, and shall be equal in amount to, the value which would be obtained in an arm’s length transaction between an informed and willing charterer or buyer, as the case may be, of the Vessels for use as U.S. flag vessels eligible to engage in the coastwise trade of the United States (other than a charterer or buyer currently in possession) and an informed and willing lessor or seller under no compulsion to charter or sell and, in such determination, any costs of removal from the location(s) of current use shall not be a deduction from fair market value, provided, however, that the determinations of Fair Market Bareboat Charter Value and Fair Market Sales Value for purposes of Articles 15 and 16 of the Charter shall be based upon the actual condition of the Vessels at the time of such determination and shall take into account any legal impediments to the prompt sale or chartering of such Vessels.

“Federal Bankruptcy Code” shall mean the United States Bankruptcy Code, Title 11 United States Code, as amended.

“Fees, Taxes and/or Other Charges” shall mean any and all fees (including, without limitation, documentation, license and registration fees) and any and all taxes (including, without limitation, income, gross receipts, franchise, sales, use, personal property (tangible or intangible), stamp and interest equalization taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, together with any and all penalties, fines or interest thereon.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States, consistently applied.

“Guarantee” shall mean that certain Guarantee Agreement entered into between Guarantor and Shipowner dated the Closing Date.

“Guaranteed Agreement” and “Guaranteed Agreements” shall have the meanings set forth in the second recital of the Guarantee.

“Guaranteed Obligation” and “Guaranteed Obligations” shall have the meanings set forth in Section 1.1 of the Guarantee.

“Guaranteed Party” and “Guaranteed Parties” shall have the meaning set forth in the third recital of the Guarantee.

“Guarantor” shall mean TECO Energy, Inc., a Florida corporation.

“Hazardous Material” shall mean any material or substance that, whether by its nature or use, is at any time subject to regulation, or for which liability is imposed, under any Environmental Law or other applicable legal requirements, including without limitation crude petroleum, any petroleum products (whether or not refined or otherwise processed), asbestos, flammables, volatile hydrocarbons, industrial solvents, explosive or radioactive materials, hazardous wastes, toxic substances or related materials.

“Indebtedness” shall mean with respect to any Person, without duplication, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers, acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding (i) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by sixty (60) days or more or are being contested in good faith and (ii) obligations arising under construction contracts for the construction of qualified vessels substituted pursuant to the terms of the Indenture), (e) interest accrued after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and other interest that would have accrued but for the commencement of such proceedings, (f) the maximum fixed redemption or repurchase price of preferred stock of such Person at the time of determination, (g) every obligation of the type referred to in clauses (a) through (h) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. Any reference in this definition to indebtedness shall be deemed to include any renewals, extensions, refundings, amendments and modifications to any such indebtedness or any indebtedness issued in exchange for such indebtedness.

“Indemnified Persons” shall mean the Trust Company, in its individual capacity and as Trustee, the Trust, Owner Participant, and their respective Affiliates, officers, directors, agents, servants, employees, and their successors and assigns.

“Institute Warranties and Clauses” shall mean the trading warranty clauses in general use and promulgated by the American Institute of Marine Underwriters or the Institute of London Underwriters or other underwriters approved in accordance with the provisions of Article 9 of the Demise Charter, whichever is applicable with respect to the United States placed or foreign placed hull insurance.

“Insurances Assignment” shall mean that certain Assignment of Insurances whereby Charterer assigns to Shipowner all of its right, title and interest in, to, and under, all Policies of Insurance.

“Legally Eligible Designee” shall mean a Person which at the time in question is permitted by applicable United States laws and regulations to purchase and take title to the Vessels.

“Lessor’s Cost” shall mean with respect to each Vessel the fair market value of such Vessel as determined by the Appraiser, as set forth on Schedule 2 to the Agreement.

“Liens” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capitalized lease having substantially the same economic effect as any of the foregoing), or rights of others.

“Maritime Citizen” shall mean any Person who either (i) is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 App. U.S.C. 802, for the purpose of engaging in coastwise trade, or (ii) is a Documentation Citizen which is, or whose parent entity is, or whose parent entity has a subsidiary which is, primarily engaged in leasing or financing transactions within the meaning of 46 U.S.C. 12106(e)(1)(B).

“Material Adverse Effect” means any event or circumstance which (a) constitutes or would result in an Event of Default, or (b) materially and adversely effects (i) the assets, liabilities, financial condition or operations of an Obligor, or, if applicable, an Obligor and its Subsidiaries taken as a whole, (ii) the ability of an Obligor to perform its obligations under the Transaction Documents to which it is a party, or (iii) the condition, value, utility or operation of, or title to, any Vessel.

“Modification” means any improvement, modification, alteration or addition to any Vessel.

“Non-Severable Modification” means, with respect to any Vessel, any Modification that is not a Severable Modification.

“Notice” shall mean any written notice given by one Person to any other Person or Persons in the manner set forth in one or the other of the manners set forth in the Notice provisions of any applicable Transaction Document.

“Obligations” shall mean the joint and/or several obligations of the Obligors under, pursuant or relating to, the Transaction Documents.

“Obligors” shall mean Charterer and the Guarantor.

“Officer’s Certificate” shall mean, when used with respect to any corporation, a certificate signed by the chairman of the board, the managing director, any director, the president, any vice president, the secretary, or the treasurer of such corporation.

“Opinion of Counsel” shall mean the opinion of counsel to Charterer and the Guarantor addressing the matters described in Exhibit A to the Agreement.

“Option Closing Date” shall have the meaning set forth in Article 10(h) of this Demise Charter.

“Other Charter” shall mean any bareboat charter or bareboat subcharter, entered into with respect to any Vessel, other than the Demise Charter.

“Other Interested Persons” shall mean, for purposes of any policies of insurance required to be maintained on or with respect to the Vessel, (1) Owner Participant, (2) Trust Company, and (3) any other permitted charterer (individually, an “Other Interested Person”).

“Owner Participant” shall mean Fleet Capital Corporation, a Rhode Island corporation.

“Parts” means appliances, parts, instruments, appurtenances, accessories and equipment of whatever nature, whether or not constituting Modifications.

“Per Diem Rate” means a per diem rate calculated on the basis of the average of Basic Hire for the last seven (7) years of the Term.

“Permitted Liens” shall mean (1) liens for Crew’s Wages and salvage (including contract salvage), general average and damages arising out of maritime torts which are either unclaimed or covered by insurance, (2) liens incident to current operations and not more than thirty (30) days past due unless same is being contested in good faith by Charterer and Charterer has set aside adequate reserves in accordance with GAAP with respect to same, (3) liens for wages of stevedores when employed directly by the Vessels, Charterer, or the master(s) of the Vessels, (4) liens covered by insurance and any deductible applicable thereto, (5) the Charters Assignment and the Insurances Assignment, (6) liens for repairs or for changes made in the Vessels to comply with law, the requirements of the Vessels’ classification society in order to maintain their class as required by Article 4 of the Demise Charter, or in accordance with Article 6 of the Demise Charter, provided that any liens permitted by this clause (6) shall be discharged in the ordinary course of business of Charterer and in any event shall secure claims not more than thirty (30) days past due unless same is being contested in good faith by Charterer and Charterer has set aside adequate reserves in accordance with GAAP with respect to same, and (7) the encumbrances, if any, constituted by the Demise Charter.

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plans and Specifications” shall mean the plans and specifications for the Vessels furnished by Seller to Owner Participant.

“Policies of Insurance” and “Policies” shall mean all cover notes, binders, policies of insurance and certificates of entry in protection and indemnity associations, clubs or syndicates with respect to the Vessels including all endorsements and riders to any thereof.

“Prime Rate” shall mean the interest rate announced from time to time by Fleet National Bank as its prime rate, notwithstanding the fact that such bank may regularly make loans at rates of interest less than such prime rate.

“Redelivery” shall mean redelivery of the Vessels by Charterer to Shipowner upon the termination of the Charter Period free and clear of all liens, encumbrances and rights of others for which Charterer is responsible under the terms of the Demise Charter and in all respects in the condition required by the Demise Charter, and the term “Redelivered” shall have a meaning correlative to the foregoing. The term “Redelivery” shall include retaking of the Vessels in accordance with Article 15(b)(i) of the Demise Charter.

“Reference Rate” shall mean 3.12%.

“Relevant Treasury Rate” shall mean the Treasury Constant Maturity rate for a 2-year period, as published in the Selected Interest Rates table of Federal Reserve statistical release H.15(519) (or similar successor publication) in effect thirty (30) days prior to the Early Termination Date.

“Remaining Rental Factor” shall mean the Base Rental Factor, adjusted (upward or downward) by the Adjustment Factor.

“Request” shall mean a written request to a Person for the action therein specified, signed when made by any Person by the chairman of the board, the president, any vice president, the secretary, or the treasurer of such Person.

“Responsible Officer” shall mean with respect to any Person the chairman of the board, the president, any vice president, the secretary, or treasurer of such Person, and with respect to the Trust Company or the Trustee, means any officer in its corporate trust administration department.

“Sales Value” means with respect to any Vessel 45.34125% of Lessor’s Cost of such Vessel.

“Seller” means Gulfcoast Transit Company, a Florida corporation, as owner (prior to the Closing Date) and seller of the Vessels.

“Severable Modification” shall mean any Modification (i) the cost of which was not included in Lessor’s Cost, and (ii) that can be readily removed from any of the Vessels (or any part thereof) without causing damage to or diminishment of the value, utility or remaining useful life of such Vessel.

“Shipowner” shall mean the Trust, acting by and through the Trust Company, not in its individual capacity but solely as Trustee under the Trust Agreement, together with its permitted successors and assigns.

“Shipowner’s Liens” shall mean Liens arising solely as the result of Owner Participant’s or Shipowner’s acts or omissions (other than acts or omissions for which Shipowner or Owner Participant is indemnified pursuant to the terms of the Transaction Documents) or of claims or demands against Owner Participant or Shipowner unrelated to (i) Shipowner’s ownership of the Vessels, (ii) the administration of the Trust Estate, or (iii) the transactions contemplated by the Transaction Documents.

“Shipping Act” shall mean the Shipping Act, 1916, as at any time amended, Title 46, United States Code, §801 et seq., or any successor statute thereto.

“Stipulated Loss Value” with respect to any Vessel shall mean at any date during the Term, if such date is a Basic Hire Payment Date, the amount determined by multiplying Lessor’s Cost for such Vessel times the percentage set forth opposite such date under the heading “Stipulated Loss Value” on Schedule B and if such date is not a Basic Hire Payment

Date the percentage set forth opposite the date next preceding such date under the heading “Stipulated Loss Value” on Schedule B, plus interest at the Default Rate on such amount from such date to the date of payment of Stipulated Loss Value (and each reference in the Demise Charter to Stipulated Loss Value calculated as of a particular date shall be deemed to include such interest factor to the date of payment).

“Subsidiary” shall mean any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding voting stock or shall otherwise have a majority interest therein.

“Supplemental Hire” shall mean all amounts at any time payable to Shipowner under or pursuant to the terms of the Demise Charter other than Basic Hire, including, without limitation, interest on late payments, payments on accounts of indemnities, legal fees, expenses of investigation, out-of-pocket expenses, the fees and expenses of the Trust Company, and all other amounts of whatsoever kind and nature payable under, pursuant to, or by reason of the Demise Charter or any provision thereof, but excluding Basic Hire.

“Tangible Net Worth” for any Person, shall mean the shareholder’s equity of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Tax Indemnity Agreement” shall mean the Tax Indemnity Agreement dated as of December 21, 2001 between Charterer and Owner Participant.

“Taxes” shall have the meaning set forth in Article 17 of the Demise Charter.

“Term” shall mean a period commencing with the Closing Date, and ending on the twelfth (12th) anniversary of the Closing Date, or, if Charterer has exercised its option to renew in Article 16, on the last day of such renewal term, provided, however, that the Term shall end prior to said day in the event of a termination thereof in accordance with Articles 10, 11 or 15 of the Demise Charter.

“Todd Shipyards Lien” shall mean a maritime lien on the MARY TURNER, Official No. 646730, filed on October 9, 1985 in favor of Todd Shipyards Corporation in the amount of $160,000.

“Transaction Costs” shall have the meaning set forth in Section 6.1 of the Agreement.

“Transaction Documents” shall mean the Agreement, the Demise Charter, the Guarantee, the Tax Indemnity Agreement, the Assignments, the Certificate of Delivery and Acceptance, the Bills of Sale, including any and all schedules and exhibits thereto, and all other certificates, affidavits, applications, agreements, writings and documents in any way pertaining to any of the transactions referred to in the foregoing enumerated documents, and “Transaction Document” shall mean any of the foregoing.

“Transaction Event of Default” shall mean any of the “Transaction Events of Default” specified in Section 5.7 of the Agreement

“Trust” shall mean the GTC CONNECTICUT STATUTORY TRUST, a Connecticut statutory trust created by and existing pursuant to the Trust Agreement.

“Trust Agreement” shall mean the Amended and Restated Trust Agreement dated as of December 21, 2001, between Owner Participant and the Trust Company.

“Trust Company” shall mean State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity.

“Trust Estate” shall have the meaning assigned to that term in the Trust Agreement.

“Trustee” shall mean the Trust Company, not in its individual capacity but solely as trustee of the Trust.

“USC” shall mean the United States Code.

“USCG” shall mean the United States Coast Guard, Department of Transportation, or any successor agency thereto.

“Vessels” or “Vessel” shall mean the following United States flag dry-bulk cargo marine transportation vessels:

(i)	the BARBARA KESSEL, a 7,200 horsepower integrated blue-water tug-barge unit, built in 1977, Official No. 583310;

(ii)	the GAYLE EUSTACE, a 36,686 short-ton cargo capacity integrated blue-water barge, built in 1977, Official No. 587045;

(iii)	the PEGGY PALMER, a 37,700 short-ton cargo capacity blue-water barge, built in 1981, Official No. 641530;

(iv)	the MARY TURNER, a 42,800 short-ton cargo capacity blue-water barge, built in 1982, Official No. 646730;

or each or any such vessel as the context may require, and in each case shall include, subject to Sections 5(c), 6(b) and 6(c) of the Demise Charter, all of their engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, gear, furnishings, appliances, fittings and spare and replacement parts and all other appurtenances to said vessels appertaining or belonging, whether now owned or hereafter acquired, whether on board or not on board, and also any and all additions, improvements and replacements hereafter made in or to said vessels or any part thereof, including all items and appurtenances as aforesaid. If the Demise Charter terminates with respect to any such vessel upon the occurrence of an Event of Loss and payment to Shipowner of all amounts due with respect to such vessel as a result of such Event of Loss pursuant to Article 11(a) of the Demise Charter, such vessel shall thereafter be excluded from the definition of “Vessels” or “Vessel”, as the case may be.

SCHEDULE 1

Seller’s Payment Instructions

SCHEDULE 2

Lessor’s Cost

BARBARA KESSEL	$5,050,031.84
GAYLE EUSTACE	$10,104,387.34
PEGGY PALMER	$12,893,146.37
MARY TURNER	$15,189,008.45

Total Lessor’s Cost	$43,236,574.00

EXHIBIT A-1

Form of Opinion of Sheila M. McDevitt,

General Counsel to the Guarantor

EXHIBIT A-2

Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP,

Special New York Counsel to the Obligors

EXHIBIT A-3

Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP,

Maritime Counsel to the Charterer

EXHIBIT A-4

Form of Opinion of Thompson Coburn LLP,

Special Maritime Counsel to the Owner Participant

EXHIBIT A-5

Form of Opinion of Bingham Dana LLP,

Special Counsel to the Trust Company

EXHIBIT B

Form of Certificate of Delivery and Acceptance